Exhibit i
                                Legal Opinion

                       Law Offices of Victor M. Lampasso
                               152 Greenwood Ave.
                                Bethel, CT 06877
Telephone (203) 798-1009                                Fax (203) 790-1361


November 20, 2003

Frank Capital Partners LLC
6 Stacy Court
Parsippany, NJ 07054

Gentlemen:

Gentlemen:

Frank Value Fund, Inc. (the "Frank Value Fund") was established as a corporation in the State of New Jersey under Articles of Incorporation filed on June 27, 2003 and is an open-end, non-diversified management investment company. Frank Value Fund is in the process of filing a Registration statement on Form N-1A with the Securities and Exchange Commission (the "Registration Statement"), to register an indefinite number of shares of common stock (the "Shares"). You have requested our opinion regarding certain matters in connection with the issuance by the Fund of the Shares.

We have, as counsel, examined copies identified to our satisfaction, of the Fund's Articles of Incorporation, By-laws, and draft prospectus and considered such questions of law, as we deemed necessary to enable us to render the opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the Fund's Articles of Incorporation and By-laws, after the Registration Statement has been filed and declared effective and the authorized consideration therefore is received by the Fund, the Shares will be legally issued, fully paid and non-assessable by the fund. We express no opinion as to compliance with the Security Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion in connection with the Registration Statement to be filed with the Securities and Exchange Commission.


Very truly yours,

/s/ Victor M. Lampasso
Victor M. Lampasso